Exhibit (d)(4)(i)

MAINSTAY VP SERIES FUND, INC.

AMENDMENT TO THE AMENDED AND RESTATED
SUBADVISORY AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Subadvisory Agreement (the “Agreement”) is made as of the 27th day of February 2009, by and between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and MacKay Shields LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the parties hereto have entered into an Amended and Restated Subadvisory Agreement (the “Agreement”) dated as of August 1, 2008;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A, which reflects the removal of the MainStay VP Cash Management Portfolio from the Schedule.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:     /s/ Barry A. Schub
          Name:  Barry A. Schub
          Title:     Executive Vice President

MACKAY SHIELDS LLC

By:     /s/ Ellen Metzger

          Name:  Ellen Metzger
          Title:     General Counsel and Senior Managing Director

SCHEDULE A

(As of February 29, 2009)

As compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO NAME	ANNUAL RATE
Capital Appreciation Portfolio	0.305% up to $1 billion; and 0.250% in excess of $1 billion
Convertible Portfolio	0.300% up to $1 billion; and 0.250% in excess of $1 billion
Government Portfolio	0.250% up to $500 million; 0.2375% from $500 million up to $1 billion; and 0.225% in excess of $1 billion
High Yield Corporate Bond Portfolio	0.285% up to $1 billion; 0.275% from $1 billion up to $5 billion; and 0.2625% in excess of $5 billion
International Equity Portfolio	0.445% up to $500 million; and 0.425% in excess of $500 million
Mid Cap Growth Portfolio	0.375% up to $500 million; and 0.350% in excess of $500 million
Mid Cap Value Portfolio	0.350% up to $500 million; and 0.325% in excess of $500 million
Small Cap Growth Portfolio	0.450% up to $1 billion; and 0.425% in excess of $1 billion
Total Return Portfolio	0.285% up to $1 billion; and 0.275% in excess of $1 billion

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.

Payment will be made to the Subadvisor on a monthly basis.